Released to shareholders on May 6, 2015

ISS Recommends AHT shareholders vote the GOLD card for May 12 annual meeting, says UNITE HERE

Proxy firm supports shareholder proposals, opposes company’s proposal restricting rights

New York – UNITE HERE announced today that proxy advisory firm ISS recommends shareholders of Ashford Hospitality Trust [NYSE: AHT] vote the GOLD proxy card for all 7 shareholder proposals to strengthen corporate governance and against a restrictive proposal put forward by the company.

The shareholder proposals, which have been omitted from Ashford Trust’s proxy card, can only be voted on the GOLD proxy, which is being solicited by UNITE HERE. They amend AHT’s bylaws to protect shareholders’ right to initiate bylaw changes, to restore AHT’s original 25% threshold for calling a special meeting, and to require shareholders to approve any move to classify the board or adopt a poison pill. The shareholder proposals also make recommendations about related party agreements entered into with affiliates to manage the REIT’s business.

According to ISS, “support on the dissident card FOR all the shareholder proposals is warranted as the proposed amendments would not only strengthen the company's governance, but also continue to secure the rights shareholders currently possess.”

ISS also recommends shareholders vote AGAINST Ashford Trust’s proposal to restrict the right to make future shareholder proposals and director nominations to holders of more than 1% of outstanding shares for longer than 1 year. ISS noted: “The proposal appears designed to eliminate conversations with shareholders with whom the board disagrees. The annual meeting is the proper venue for the shareholders to engage with the board, management, and other shareholders. However, this proposal would close off that venue for the vast majority of shareholders.”

UNITE HERE notes that only 21 out of AHT’s more than 200 institutional shareholders own more than 1% of AHT shares, a threshold valued at almost $9 million. Ashford Hospitality Prime [NYSE: AHP] and Ashford Inc. [NYSE MKT: AINC] are also seeking approval of the restrictive 1% proposal, which should not be confused with proxy access proposals.

“Ashford Trust has taken shareholder rights away as it restructured, and spun off an advisor that has a classified board and a poison pill,” says JJ Fueser, UNITE HERE research coordinator. “The only method of restoring or improving rights for shareholders at Ashford companies has been through the shareholder proposal process.”

UNITE HERE urges shareholders to vote the GOLD proxy card today, as the May 12 meeting approaches.

UNITE HERE represents hospitality workers and is a member of the Council of Institutional Investors. Its members are beneficiaries of pension funds with over $60 billion in assets. Since 2012, UNITE HERE has pursued a program of improving shareholder rights at hospitality REITs, including proposals to opt out of Maryland’s Unsolicited Takeover Act and to establish the right of shareholders to amend REIT bylaws (see www.hotelcorpgov.org).

UNITE HERE’s proxy statement (http://www.hotelcorpgov.org/wp-content/uploads/AshfordUniteHereProxy20150417.pdf) contains additional important disclosures.

Contact: JJ Fueser at (416) 893-8570

UNITE HERE, 275 Seventh Ave, NY, NY 10001